Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Airgas, Inc. Board of Directors:
We consent to the incorporation by reference in the registration statement (No. 333-136463) on Form S-8 of Airgas, Inc. of our report dated March 28, 2007, relating to the statement of financial position of the Airgas, Inc. Deferred Compensation Plan II (the Plan) as of December 31, 2006, and the related statement of changes in plan equity for the period beginning July 1, 2006 (inception) through December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Airgas, Inc. Deferred Compensation Plan II.
/s/ KPMG LLP
March 28, 2007
Philadelphia, PA